Consent of Independent Registered Public Accounting Firm


The Shareholders and Board of Trustees
Legg Mason Partners Investment Trust:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners S&P 500 Index Fund (formerly Smith Barney S&P 500 Index Fund), a series of Legg Mason Partners Investment Trust (formerly Smith Barney Investment Trust), as of December 31, 2005 and to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                              /s/ KPMG LLP
New York, New York
April 24, 2006